DESCRIPTION OF BOREALIS FOODS SECURITIES
The following description (this “Description”) of our securities is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Articles of Amalgamation (our “Articles”) and our Bylaws, which have been filed with the Securities and Exchange Commission (the “SEC”).
This Description also summarizes relevant provisions of the Canada Business Corporations Act and the Business Corporations Act (Ontario) (“OBCA”). We encourage you to read our Articles and Bylaws, the applicable provisions of the OBCA, and the application provisions of securities laws in the United States for additional information.
General
Borealis’ authorized share capital consists of an unlimited number of Common Shares without par value and First Preferred Shares (“Preferred Shares”), issuable in series, to be limited in number to an amount equal to not more than 20% of the number of issued and outstanding Common Shares at the time of the issuance of any Preferred Shares.
As of March 31, 2025, [21,378,880] Common Shares , no par value, were issued and outstanding and no First Preferred Shares were issued and outstanding. As of March 31, 2025, Borealis has [79] holders of record of our Common Shares.
Description of Common Shares and First Preferred Shares
Share Terms — Common Shares
Voting Rights.    Under the Articles, the holders of the Common Shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class or series of shares are entitled to vote. Each Common Share is entitled its holder to one vote.
Dividend Rights.    Subject to the prior rights and privileges attached to any other class or series of shares, the holders of outstanding Common Shares are entitled to receive dividends at such times and in such amounts and form as the Board may in their discretion from time to time determine. Borealis is permitted to pay dividends unless there are reasonable grounds for believing that: (i)  Borealis is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of Borealis’ assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares. The timing, declaration, amount and payment of any future dividends will depend on Borealis’ financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, industry practice and other factors that the Board deems relevant.
Preemptive Rights.    There will be no pre-emptive rights relating to the Common Shares.
Repurchase of Common Shares.    Under the OBCA, Borealis is entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that Borealis is permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that: (i)  Borealis is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of Borealis’ assets would, after such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.
Liquidation.    Upon the voluntary or involuntary liquidation, dissolution or winding up of Borealis, or any other distribution of assets of Borealis among its shareholders for the purpose of winding up its affairs (such event referred to herein as a “Distribution”), each holder of Common Shares has the right to receive, in cash or other assets, for each Common Share held, from out of (but only to the extent of) the remaining property of Borealis available for distribution to shareholders of Borealis, its pro rata share of such remaining property based on the number of Common Shares held by such shareholder of Borealis, and ranks equally with all holders of Common Shares with respect to such Distribution.
Share Terms — First Preferred Shares

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Issuance in Series.    Under the Articles and subject to the filing of Articles of Amendment in accordance with the OBCA, the Board may issue First Preferred Shares at any time and from time to time in one or more series. Each series will consist of such number of shares as may, before the issuance thereof, be determined by the Board. The Board may fix, before issuance and subject to the filing of Articles of Amendment in accordance with the OBCA, the designation, rights, privileges, restrictions, and conditions for each series of First Preferred Shares, including the amount, if any, payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights, (including whether such dividends be preferential, or cumulative or non-cumulative), if any.
Dividends.    Under the Articles, holders of each series of First Preferred Shares will be entitled, in priority to holders of Common Shares and any other shares of Borealis ranking junior to the First Preferred Shares with respect to the payment of dividends, to be paid ratably with holders of each other series of First Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.
Liquidation.    Under the Articles, in the event of a Distribution, holders of each series of First Preferred Shares will be entitled, in priority to holders of Common Shares and any other shares of Borealis ranking junior to First Preferred Shares from time to time with respect to payment on a Distribution, to be paid ratably with holders of each other series of First Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.
The issuance of First Preferred Shares and the terms thereof, as determined by the Board, may potentially result in a reduction of earnings and assets available for distribution to holders of the Common Shares. In addition, the rights and powers, including the voting rights, of the holders of Common Shares may be adversely affected without requiring any further vote or action by the holders of the Common Shares. The issuance of First Preferred Shares, or the issuance of rights to purchase them, could impede a third party from acquiring a majority of Borealis’’ outstanding voting shares, thereby potentially delaying, deferring or preventing a change of control of Borealis or an unsolicited acquisition proposal, or making the removal of management more difficult. Additionally, the issuance of First Preferred Shares may have the effect of decreasing the market price of the Common Shares.
Dissent Rights
Under the OBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith, determined as of the close of business on the day before the resolution approving the action entitling a shareholder to dissent rights, is exercised. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business or businesses it is permitted to carry on or the powers it may exercise; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of an OBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series; (b) effect an exchange, reclassification or cancellation of the shares of such class or series; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class or series; (d) add to the rights or privileges of any class or series of shares having rights or privileges equal or superior to the shares of such class or series; (e) create a new class or series of shares equal or superior to the shares of such class or series, except in certain circumstances; (f) make a class or series of shares having rights or privileges inferior to the shares of such class or series equal or superior to the shares of such class or series; (g) effect an exchange or create a right of exchange of the shares of another class or series into the shares of such class of series; or (h) add, remove or change restrictions on the issue, transfer or ownership of the shares of such class of series. A dissenting shareholder may only claim fair value with respect to all shares of a class held by the dissenting shareholder. To object to the resolution triggering a shareholder’s dissent rights, the dissenting shareholder will send to the corporation, at or before any meeting of

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shareholders to pass such resolution, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent.
Transfer of Common Shares
Subject to the rules of any stock exchange on which Common Shares are posted or listed for trading, no transfer of a security issued by Borealis will be registered except upon (i) presentation of the security certificate representing the security with an endorsement by an appropriate person (as defined in the Securities Transfer Act (Ontario) and which complies with the OBCA, together with such reasonable assurance that the endorsement is genuine and effective as the Board may require), (ii) payment of all applicable taxes and fees, and (iii) compliance with the Articles. If no security certificate has been issued by Borealis in respect of a security issued by Borealis, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the directors may require.
Notices
For the purpose of determining shareholders of Borealis entitled to receive notice of or to vote at a meeting of shareholders of Borealis, the Board may fix in advance a date as the record date for that determination of shareholders of New Borealis, but that record date will not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held. Notice of the time and place of a meeting of shareholders of Borealis must be sent to each shareholder of New Borealis entitled to vote at the meeting not less than 21 days and not more than 50 days before the meeting.
Amendment/Variation of Class Rights
Under the OBCA, certain fundamental changes, such as changes to authorized share capital, certain amendments to a corporation’s articles, certain amalgamations, certain continuances, certain arrangements, sales, leases or other exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business of the corporation), certain going private transactions, certain winding up and certain dissolutions are required to be approved by special resolution.
A special resolution is a resolution (i) submitted to a special meeting of the shareholders of a corporation duly called for the purpose of considering the resolution and passed at the meeting by a majority of at least two-thirds of the votes cast; or (ii) consented to in writing by the requisite number of shareholders entitled to vote on the resolution.
In certain cases, an action that affects a class or series of shares of a corporation in a manner different from the manner in which any other class or series of shares of the corporation would be affected by such action must be approved separately by the holders of the class or series of shares being affected by special resolution.
Compulsory Acquisitions
The OBCA provides that, if within 120 days after the date of a take-over bid or an issuer bid, the bid is accepted by the holders of not less than 90% of the securities of any class of securities of Borealis to which the bid relates, other than securities held at the date of the bid by or on behalf of the offeror, or an affiliate or associate of the offeror, the offeror is entitled, upon complying with the OBCA, to acquire the securities held by offerees who do not accept the bid.
Description of Warrants
As of March 31, 2025, Borealis has [four] holders of record of its Warrants. As of December 31, 2024, Borealis 9,300,000 outstanding and exercisable Private Placement Warrants and 17,250,000 outstanding and exercisable Public Warrants. The Warrants were issued on September 13, 2021 and are set to expire on February 7, 2029.
Each warrant entitles the registered holder to purchase one Common Share at a price of $11.50 per share. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the Common Share issuable upon exercise of the warrants and a current prospectus relating to such Common Share.

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Warrant holders may, until any such time as there is an effective registration statement and during any period when Borealis shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Common Shares for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on February 7, 2029, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Borealis may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:
•        at any time after the warrants become exercisable,
•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,
•        if, and only if, the reported last sale price of the Common Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
•        if, and only if, there is a current registration statement in effect with respect to the Common Shares underlying such warrants.
The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of the redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If Borealis calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The warrants are issued in registered form under the Warrant Agreement, as amended between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of Common Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization,

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reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Common Shares at a price below their respective exercise prices.
Antidilution Adjustments
The exercise price and number of Common Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of Borealis, as described below. However, except as described below, the warrants will not be adjusted for issuances of Common Shares at a price below their respective exercise prices.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares After the issuance of Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Common Shares outstanding.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Borealis will, upon exercise, round up to the nearest whole number the number of Common Shares to be issued to the warrant holder.
Transfer Agent and Warrant Agent
Borealis’ transfer and warrant agent is Continental Stock Transfer & Trust Company.

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